UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) April 22, 2003

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

             (State or other      (Commission      (I.R.S. Employer
               jurisdiction       File Number)    Identification No.)
             of incorporation)

                 Delaware           1-14036            43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated April 22, 2003

ITEM 9 REGULATION FD DISCLOSURE (RESULTS OF OPERATIONS AND FINANCIAL CONDITION UNDER ITEM 12)

See attached as an Exhibit to this Form 8-K a News Release dated April 22, 2003 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, is required by Item 12 of Form 8-K, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.


                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date: April 23, 2003

                                                           Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

KANSAS CITY, MO. (April 22, 2003) - DST's consolidated net income for the first quarter 2003 decreased 12.6% to $51.4 million ($0.43 per diluted share) compared to first quarter 2002 net income of $58.8 million ($0.48 per diluted share). First quarter 2003 results include net after tax losses of $0.3 million, primarily related to facility and other consolidations partially offset by net gains on securities. First quarter 2002 results include net after tax income of $2.6 million related to net gains on securities. The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature or have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance. Excluding the above mentioned items recorded in both the first quarters of 2003 and 2002, DST's consolidated net income for the quarter ended March 31, 2003 was $51.7 million ($0.43 per diluted share) compared to first quarter 2002 net income of $56.2 million ($0.46 per diluted share), an 8.0% decrease in net income and a 6.5% decrease in diluted earnings per share.

Revenues

The following table summarizes the Company's revenues by segment (in millions):

                                               Three months ended
                                                   March 31,
                                         -------------------------------
                                             2003             2002
                                         --------------   --------------
  Revenues
    Financial Services
      Operating                            $    254.0       $    237.2
      OOP reimbursements                         37.2             45.3
                                         --------------   --------------
                                           $    291.2       $    282.5
                                         ==============   ==============

     Output Solutions
      Operating                            $    144.1       $    154.6
      OOP reimbursements                        162.4            157.1
                                         --------------   --------------
                                           $    306.5       $    311.7
                                         ==============   ==============

     Customer Management
      Operating                           $      46.2      $      50.1
      OOP reimbursements                         16.2             15.5
                                         --------------   --------------
                                          $      62.4      $      65.6
                                         ==============   ==============

     Investments and Other
      Operating                           $      14.7      $      13.0
      OOP reimbursements                          0.1              0.1
                                         --------------   --------------
                                          $      14.8      $      13.1
                                         ==============   ==============

     Eliminations
      Operating                           $     (27.3)     $     (28.3)
      OOP reimbursements                        (27.8)           (23.7)
                                         --------------   --------------
                                          $     (55.1)     $     (52.0)
                                         ==============   ==============

     Total Revenue
      Operating                            $    431.7       $    426.6
      OOP reimbursements                        188.1            194.3
                                         --------------   --------------
                                           $    619.8       $    620.9
                                         ==============   ==============

Consolidated total revenues for the quarter decreased $1.1 million or 0.2% over the prior year quarter. Consolidated operating revenues for the quarter increased $5.1 million or 1.2% over the prior year quarter. Financial Services operating revenues increased 7.1% from higher U.S. mutual fund servicing revenues and the inclusion of revenues from lock\line, LLC ("lock\line"), which was acquired August 2, 2002, partially offset by a decrease in EquiServe, Inc. ("EquiServe") demutualization and corporate action servicing revenues. Output Solutions operating revenues declined 6.8% from lower volumes and Customer Management operating revenues declined 7.8% from lower hardware and software development revenues. Consolidated Out-of-Pocket ("OOP") reimbursements decreased $6.2 million or 3.2% from the prior year quarter, principally from lower OOP reimbursements associated with the Prudential demutualization completed in the first quarter 2002.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                                Three months ended
                                                     March 31,
                                          --------------------------------
                                               2003             2002
                                          ---------------  ---------------
  Income from operations
  Financial Services                       $      55.8      $      55.6
  Output Solutions                                 9.6             16.4
  Customer Management                              9.1              7.2
  Investments and Other                            2.9              2.1
                                          ---------------  ---------------
                                           $      77.4      $      81.3
                                          ===============  ===============

Consolidated income from operations for the quarter decreased $3.9 million or 4.8% over the prior year quarter.

Segment Results

Financial Services Segment
Financial Services segment total revenues (including OOP reimbursements) for the first quarter 2003 were $291.2 million, an increase of $8.7 million or 3.1% over the first quarter 2002. Financial Services segment operating revenues (excluding OOP reimbursements) for the first quarter 2003 were $254.0 million, an increase of $16.8 million or 7.1% over the first quarter 2002.

U.S. Financial Services segment operating revenues in the first quarter 2003 increased $14.5 million or 6.7% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and the inclusion of lock\line revenues partially offset by a decrease in EquiServe revenues from lower demutualization activity and lower corporate action revenues from lower levels of general market activity.

U.S. mutual fund servicing revenues increased as U.S. mutual fund open shareowner accounts processed totaled 85.1 million at March 31, 2003, an increase of 5.1 million or 6.4% from the 80.0 million serviced at December 31, 2002. During the quarter, approximately 5.5 million shareowner accounts were converted for the AIM Management Group. For the quarter, excluding conversions of new clients, accounts processed decreased 0.4 million or 0.5%.

Retirement plan accounts serviced (which include 529 savings plan accounts) totaled 33.9 million at March 31, 2003, an increase of 2.6 million or 8.3% from the 31.3 million serviced at December 31, 2002. Of this increase, 0.9 million or 2.9% came from existing clients and 1.7 million or 5.4% came from new client conversions. IRA accounts serviced increased 1.2 million or 6.0% from December 31, 2002 to 21.1 million at March 31, 2003, primarily from new client conversions. 401(k) accounts serviced increased 1.0 million or 10.8% from December 31, 2002 to 10.3 million accounts at March 31, 2003, primarily from new client conversions. 529 savings plan accounts serviced increased 0.4 million or 19.0% from December 31, 2002 to 2.5 million at March 31, 2003.

Retirement and savings plan account growth for the period April 1-16, 2003 totaled approximately 0.4 million accounts.

Two new client commitments were obtained in the quarter for a total of approximately 0.2 million accounts. There continues to be activity in requests for proposals from potential new U.S. and international mutual fund customers.

EquiServe shareowner accounts serviced totaled 24.0 million at March 31, 2003, a decrease of 0.7 million during the quarter, primarily from clients offering "odd-lot" redemption programs for small investors and shareowner account attrition.

The Company has historically reported AWD workstations licensed. As the AWD product has been more fully integrated into other product offerings, the relevance of workstations licensed has been diminished and will no longer be reported.

International Financial Services segment operating revenues totaled $23.6 million for the first quarter 2003, an increase of $2.3 million or 10.8% over the prior year quarter, primarily from higher investment accounting and AWD maintenance, consulting and development revenues.

Financial Services segment income from operations for the first quarter 2003 increased $0.2 million or 0.4% over the prior year quarter to $55.8 million. Costs and expenses increased 3.1% compared to the prior year quarter, primarily from the acquisition of lock/line and increased system development and implementation costs partially offset by lower EquiServe costs associated with reduced demutualization activities. Depreciation and amortization costs increased 10.2% compared to the prior year quarter, primarily as a result of the acquisition of lock\line.

Output Solutions Segment
Output Solutions segment total revenues for the first quarter 2003 totaled $306.5 million, a decrease of $5.2 million over the first quarter 2002. Segment operating revenues for the quarter ended March 31, 2003 were $144.1 million, a decrease of $10.5 million or 6.8% from first quarter 2002. The revenue decline resulted from lower mutual fund, brokerage, transportation and telecommunications revenues due to lower volumes and changes in product mix. Items mailed decreased 5.5% to 447 million compared to first quarter 2002.

Output Solutions segment income from operations for the first quarter decreased $6.8 million or 41.5% over the prior year quarter to $9.6 million. The Segment results include $0.6 million of costs in 2003 associated with previously announced facility and other consolidations. Estimated additional charges of $2
- $3 million related to facility consolidations will be expensed when incurred. There may be material differences between these estimates and actual costs.

Customer Management Segment
Customer Management segment total revenues for the first quarter 2003 totaled $62.4 million, a decrease of $3.2 million from first quarter 2002. Customer Management segment operating revenues for the quarter ended March 31, 2003 were $46.2 million, a decrease of $3.9 million or 7.8% from the 2002 quarter. Processing and software service revenues for the quarter decreased $1.0 million or 2.2% and equipment sales decreased $2.9 million or 76.3% compared to first quarter 2002. Processing and software service revenues decreased primarily as a result of lower custom software revenues. Equipment sales decreased primarily from a significant hardware sale recorded in the first quarter 2002. Total cable and satellite subscribers serviced were 41.4 million at March 31, 2003, an increase of 0.7% compared to year end 2002 levels, principally from a net increase in U.S. satellite and international cable subscribers serviced.

Customer Management segment income from operations for the first quarter 2003 increased $1.9 million over the prior year quarter to $9.1 million. Costs and expenses decreased $5.0 million or 8.8% from the first quarter 2002, primarily attributable lower processing costs and equipment costs. Depreciation and amortization decreased $0.1 million or 5.6% compared to the prior year quarter.

As previously disclosed, Charter Communications Inc. ("Charter") plans to discontinue its processing agreement. At March 31, 2003 approximately 3.2 million Charter subscribers were serviced. In addition, a customer has notified the Company that it intends to reduce the number of cable subscribers serviced by 1.4 million over the next six months.

Investments and Other Segment
Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $14.7 million for the quarter ended March 31, 2003, an increase of $1.7 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations increased $0.8 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                       Three months ended
                                            March 31,
                                  ------------------------------
                                      2003            2002
                                  --------------  --------------

  BFDS                             $       2.0     $       1.9
  IFDS                                    (2.3)
  Other                                                    0.6
                                  --------------  --------------
                                   $      (0.3)    $       2.5
                                  ==============  ==============

BFDS earnings increased primarily from higher revenues from client additions offset by higher operating costs associated with client additions. IFDS results decreased primarily due to higher costs associated with new client conversion activity and higher occupancy costs related to a facilities move and consolidation partially offset by higher revenues from new client conversions. Accounts serviced by IFDS U.K. were 3.8 million at March 31, 2003, an increase of 0.3 million or 8.6% from year end 2002 levels, primarily from conversions of new clients.

Other income, net
Other income was $4.2 million for the first quarter 2003, compared to other income of $8.1 million for the first quarter 2002. First quarter 2003 results include $4.1 million primarily related to interest and dividend income and $0.1 million in net gains on securities. First quarter 2002 results include $4.2 million of income primarily related to interest and dividend income and $3.9 million related primarily to net gains on securities.

Interest expense
Interest expense was $3.4 million for the quarter ended March 31, 2003, compared to $2.8 million in the prior year quarter. Average debt balances were higher in 2003 compared to 2002, primarily as a result of the lock\line acquisition and common stock repurchases.

Income taxes
DST's effective tax rate was 34.0% for the quarter ended March 31, 2003 and 2002. The 2003 and 2002 tax rates were affected by tax aspects of certain international operations and of state tax income apportionment rules.

Stock Repurchase Program
During the quarter ended March 31, 2003, DST purchased 0.9 million shares at an average cost of $30.43 per share under previously announced share repurchase programs. The cost to settle all outstanding forward purchase agreements would be approximately $114 million for approximately 3.4 million shares. The agreements allow the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of March 31, 2003, DST had 5.3 million shares remaining to be purchased under existing authorized programs and 118.8 million shares outstanding.

2003 Outlook
Historically, higher results have been recorded in the first quarter primarily from year end related activity and in the fourth quarter from increased licensing activities. The Company believes, based on current expectations of business growth and market conditions, that this pattern will continue and estimates diluted earnings per share for the full year 2003 of $1.82 to $1.88. These estimates include $1.7 million or $0.01 per diluted share, representing $1.8 million of net after tax facility consolidation costs and $0.1 million of net after tax gains on securities. Excluding these items, estimated diluted earnings per share for the full year 2003 is $1.83 to $1.89. These estimates reflect the lack of visibility of mutual fund shareowner account growth and expectations of limited revenue growth for the Output Solutions and Customer Management segments. There may be material differences between these estimates and actual results.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 17, 2003 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                                   For the Three Months
                                                      ended March 31,
                                                    2003             2002
                                              ----------------  --------------

  Operating revenues                           $    431.7        $    426.6
  Out-of-pocket reimbursements                      188.1             194.3
                                              ----------------  --------------
    Total revenues                                  619.8             620.9

  Costs and expenses                                507.3             507.0
  Depreciation and amortization                      35.1              32.6
                                              ----------------  --------------

  Income from operations                             77.4              81.3

  Interest expense                                   (3.4)             (2.8)
  Other income, net                                   4.2               8.1
  Equity in earnings (losses) of
       unconsolidated affiliates                     (0.3)              2.5
                                              ----------------  --------------

  Income before income taxes                          77.9              89.1
  Income taxes                                        26.5              30.3
                                              ----------------  --------------

  Net income                                   $      51.4       $      58.8
                                              ================  ==============

  Average common shares outstanding                  119.4             120.6
  Diluted shares outstanding                         120.9             122.6

  Basic earnings per share                     $      0.43       $      0.49
  Diluted earnings per share                   $      0.43       $      0.48


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer